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                                                                     EXHIBIT 6.6


                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement, effective as of September 28, 1999 (the "Agreement"), is entered into by and between RETRACTABLE TECHNOLOGIES, INC., a Texas corporation (the "Company"), the principal offices of which are located at 511 Lobo Lane, P.O. Box 9, Little Elm, Texas 75068, and THOMAS J. SHAW ("Shaw"). In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree to the following:

                                   ARTICLE 1
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                            DUTIES AND COMPENSATION

     1.01  Term of Employment and Duties.  The Company and Shaw agree that for
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the period commencing on September 28, 1999, and terminating on September 28,
2002 (the "Termination Date"), the Company shall employ Shaw and Shaw shall perform duties ("duties") for the Company as Chief Executive Officer and President of the Company as set forth in the Company's Bylaws and shall report to the Company's Board of Directors (the "Board").

     1.02  Commitment to the Company.  During the term of this Agreement, Shaw
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shall devote such working time, attention and energies to the business of the
Company, as is necessary or appropriate for the performance of his duties as Chief Executive Officer and President of the Company. However, this commitment shall not be construed as preventing Shaw from participating in other businesses or from investing Shaw's personal assets in such form or manner as may require occasional or incidental time on the part of Shaw in the management, conservation and protection of such investments and provided that such investments or business cannot be construed as being competitive or in conflict with the business of the Company.

     1.03  Renewal of Term.  Upon each Termination Date this Agreement shall
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renew and continue in effect for an additional two-year period, and each successive Termination Date shall thereafter be designated as the "Termination Date" for all purposes under this Agreement.

     1.04  (a)  Compensation.  Shaw shall receive a salary of $150,000.00 per
                ------------
year, payable in 26 bi-weekly installments. Each January the Board shall review Shaw's salary and shall make such increases in salary as it considers appropriate. Shaw's salary during the term of this Agreement shall never be less than $150,000.00 per year. Effective at the beginning of each calendar year Shaw shall be entitled to at least an increase in salary that is equal to the percentage increase in the Consumer Price Index during the previous calendar year.

           (b)  Bonus. During the term of this Agreement Shaw shall be entitled
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to participate in all executive bonuses as the Board, in its sole discretion, shall determine.

           (c)  Fringe Benefits. During the term of this Agreement the Company
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shall provide to Shaw each of the following:


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               (i)   all reasonable and customary executive "fringe benefits,"
including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and such other benefits that are granted to or provided for executives now in the employ of the Company or that may be granted to or provided for them during the term of Shaw's employment under this Agreement; and

               (ii)  paid vacation and sick leave, as determined by the Board.

          (d)  Reimbursement of Expenses.
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               (i)   During the term of this Agreement the Company shall pay
directly or reimburse Shaw for all reasonable and necessary travel, entertainment, or other related expenses incurred by him in carrying on his duties and responsibilities under this Agreement. In addition, the Company shall furnish Shaw with a cellular telephone and suitable office space and facilities for the performance of his duties.

               (ii) During the term of this Agreement the Company shall pay for Shaw's membership dues in professional organizations and for any seminars and conferences related to Company business.

     1.05 (a)  Indemnification.  Shaw shall be indemnified by the Company for
               ---------------
all legal expenses and all liabilities incurred in connection with any proceeding involving him by reason of his being or having been an officer, employee, or agent of the Company to the fullest extent permitted by the laws of the State of Texas.

          (b)  Payment of Expenses. In the event of any action, proceeding or
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claim against Shaw arising out of his serving or having served in a capacity specified in Section 1.01 above, which in Shaw's sole judgment requires him to retain counsel (such choice of counsel to be made by Shaw with the prior consent of the Company, which may not unreasonably withhold its consent) or otherwise expend his personal funds for his defense in connection therewith, the Company shall pay for or reimburse Shaw for all reasonable attorney's fees and expenses and other costs associated with Shaw's defense of such action as such fees and costs are incurred.

                                  ARTICLE II
                                  ----------

                           TERMINATION OF EMPLOYMENT

     2.01 Termination Procedure.  Either party to this Agreement may terminate
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Shaw's employment under this Agreement by giving the other party written notice of the intent to terminate at least thirty days prior to the proposed termination date except as set out in section 2.02. A decision by the Company to terminate Shaw's employment under this Agreement shall require an affirmative vote of more than 66-2/3% of the Board except as set out in Section 2.02.

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     2.02  Death.  This Agreement shall terminate on the date of Shaw's death.
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If this Agreement is terminated as a result of Shaw's death, the Company shall pay to Shaw's estate, not later than the 30th day following his death, a lump sum severance payment consisting of (1) Shaw's salary through the date of his death, (2) all amounts Shaw would have been entitled to upon termination of his employment under the Company's employee benefit plans and (3) a pro rata amount of bonus Shaw was eligible to receive under any Company bonus plan.

     2.03  Disability.  The Company shall have the right to terminate this
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Agreement if Shaw incurs a permanent disability during the term of his employment under this Agreement. For purposes of this Agreement, "Permanent Disability" shall mean inability of Shaw to perform the services required hereunder due to physical or mental disability which continues for either (i) a total of 180 working days during any 12-month period or (ii) 150 consecutive working days. In the event that either party disputes whether Shaw has a permanent disability, such dispute shall be submitted to a physician mutually agreed upon by Shaw or his legal guardian and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who, together, shall in turn select a third physician whose determination of Shaw's ability to perform his job duties shall be conclusive and binding to the parties. Evidence of such disability shall be conclusive notwithstanding that a disability policy or clause in an insurance policy covering Shaw shall contain a different definition of "permanent disability."

     If Shaw's employment under this Agreement is terminated by the Company because he has a permanent disability, the Company shall pay Shaw, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Shaw's salary through the date of his termination, (2) all amounts Shaw is entitled to upon termination of employment under the Company's employee benefit plans, (3) Shaw's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

     2.04  Termination With Cause.  The Company shall have the right to
           ----------------------
terminate this Agreement for cause. For purposes of this Agreement, "for cause" shall exclusively be defined to mean (a) conviction of a felony which is materially detrimental to the Company, (b) proof beyond a reasonable doubt of the gross negligence or willful misconduct which is materially detrimental to the Company, or (c) proof beyond a reasonable doubt of a breach of a fiduciary duty which is materially detrimental to the Company.

     If the Company terminates Shaw's employment "for cause" the Company shall pay Shaw, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Shaw's salary through the date of his termination and (2) all amounts Shaw is entitled to upon termination of employment under the Company's employee benefits plans.

     2.05  Termination Without Cause.  If the Company terminates Shaw's
           -------------------------
employment for any reason other than for cause as that term is defined in section 2.04, the Company shall pay Shaw, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Shaw's salary through the date of his termination, (2) all amounts Shaw is entitled to upon termination of employment under the Company's employee benefits plans, (3) Shaw's

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undiscounted salary through the Termination Date, or if greater for a period of
24 months, and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

     2.06  Resignation.  If Shaw resigns from his employment under this
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Agreement other than for a reason of change of control as defined in section
2.07, the Company shall pay Shaw, not later than the 30th day following the effective date of his resignation, a lump sum severance payment consisting of
(1) Shaw's salary through the date of his termination, (2) all amounts Shaw is entitled to upon termination of employment under the Company's employee benefit plans, (3) Shaw's undiscounted salary for a period of 90 days and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

     2.07  Change of Control.  Shaw shall have the right to resign from his
           -----------------
employment under this Agreement if there is a change of control. For purposes of this Agreement a Change of Control shall be deemed to have occurred if any of the following occur: (i) at any time during any period of 12 consecutive months, at least a majority of the directors serving on the Board ceases to consist of individuals who have served continuously on such Board since the beginning of such 12 month period, unless the election of directors during such period, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the members of such Board at such time still in office and who shall have served continuously on such Board since the beginning of such 12-month period by reason of death or disability; or (ii) a merger or consolidation occurs to which the Company is a party unless following such merger or consolidation (A) more than 50% of the then outstanding shares of voting capital stock of the corporation surviving such merger or resulting from such consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting capital stock of the Company immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the outstanding voting capital stock of the Company, and (B) at least a majority of the members of the Board surviving such merger or resulting from such consolidation were members of the Board immediately prior to such merger or consolidation; or (iii) the sale of all, or substantially all, of the assets of the Company; or (iv) a person or entity who is not an owner of voting capital stock of the Company as of the date of this Agreement acquires more than 50% of the voting capital stock of the Company. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon the consummation of an Initial Public Offering of the capital stock of the Company.

     If Shaw exercises his right to terminate his employment following a Change of Control, he shall receive, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Shaw's salary through the date of his termination, (2) all amounts Shaw is entitled to upon termination of employment under the Company's employee benefits plans, (3) Shaw's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus he is eligible to receive under any Company bonus program.

     2.08  Mitigation.  Shaw shall have no obligation to mitigate any damages or
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payments made to him under Article II of this Agreement.

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     2.09  Excess Parachute Payments.  In the event that payment of the amounts
           -------------------------
this Agreement requires the Company to pay Shaw would cause Shaw to be the recipient of an excess parachute payment (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986), the amount of the payments to be made to Shaw pursuant to this Agreement shall be reduced to an amount equal to one dollar less than the amount that would cause the payments hereunder to be excess parachute payments. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be agreed to by Shaw and the Company.

                                  ARTICLE III
                                  -----------

                   RESTRICTIONS DURING AND AFTER EMPLOYMENT

     3.01  Non-Compete.  During Shaw's employment by the Company under this
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Agreement and for a one-year period following the termination of Shaw's employment by the Company, except if such termination is pursuant to sections
2.05 or 2.07 of this Agreement, Shaw shall not work for or provide any services in any capacity to any individual or business entity that is in direct competition with the business of the Company as it exists during Shaw's employment with the Company.

     3.02  Non-Hire.  During the one-year period immediately following the
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termination of Shaw's employment by the Company, except if such termination is pursuant to sections 2.05 or 2.07 of this Agreement, Shaw shall not, either directly or indirectly, recruit or hire or attempt to recruit or hire, any employee of the Company.

     3.03  Soliciting Customers Or Accounts After Termination of Employment.
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During the one-year period immediately following the termination of Shaw's employment with the Company, except if such termination is pursuant to sections
2.05 or 2.07 of this Agreement, Shaw shall not either directly or indirectly:

           (a) Make known to any person, firm, or corporation the names and addresses of any of the customers or accounts of the Company; or

           (b) Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers or accounts of the Company on whom Shaw called or with whom he became acquainted during his employment with the Company, either for himself or for any other person, firm, or corporation.

     3.04  Company Records and Documents.  All Company-related records and
           -----------------------------
documents are considered to be the exclusive property of the Company. Upon the termination of Shaw's employment by the Company for any reason, he shall promptly return to the Company all such records and documents in his possession or under his control. Shaw shall have the right to retain copies of Company records and documents relating to the Company's predecessor, his patents and those records and documents that are reasonably necessary for him to be able to exercise his rights under the Technology License Agreement entered into between Shaw and the Company on June 23, 1995.

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                                  ARTICLE IV
                                  ----------

                                 MISCELLANEOUS

     4.01  Relationship to License Agreement.  Nothing in this Agreement shall
           ---------------------------------
modify or limit Shaw's rights and privileges as established in the Technology License Agreement entered into between Shaw and the Company on June 23, 1995.
In the event of any conflict between this Agreement and the terms of the License Agreement the parties agree that the terms of the License Agreement shall prevail.

     4.02  Notice.  Any notice required or permitted to be given under this
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Agreement shall be sufficient if in writing and sent by certified mail by the
Company to the residence of Shaw, or by Shaw to the Company's principal office.

     4.03  Further Assurances.  Each party agrees to perform any further acts
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and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

     4.04  Severability.  In the event that any of the provisions, or portions
           ------------
thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

     4.05  Construction.  Whenever used herein, the singular number shall
           ------------
include the plural, and the plural number shall include the singular.

     4.06  Headings.  The headings contained in this Agreement are for purposes
           --------
of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

     4.07  Multiple Counterparts.  This Agreement may be executed in multiple
           ---------------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     4.08  Governing Law.  This Agreement has been executed in and shall be
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governed by the laws of the State of Texas.

     4.09  Inurement.  Subject to the restrictions against transfer or
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assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

     4.10  Waivers.  No waiver of any provision or condition of this Agreement
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shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extend specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present

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waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

     4.11  Amendment.  This Agreement may be amended only by the unanimous
           ---------
written consent of both Shaw and the Company.

     4.12  Execution.  Each party to this Agreement hereby represents and
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warrants to the other party that such party has full power and capacity to execute, deliver and perform this Agreement.

RETRACTABLE TECHNOLOGIES, INC.



By: Douglas W. Cowan               /s/ Thomas J. Shaw
    ------------------------       --------------------------
    Chief Financial Officer        Thomas J. Shaw
    ------------------------
    ________________________

Date: 9/28/99                      Date: SEPT. 28, 1999
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